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                                      Software Artistry, Inc.
                   Exhibit 11 -- Statement Re: Computation of Earnings Per Share
                         (Dollars in thousands, except per share amounts)

                                                       Three  Months             Six  Months
                                                       Ended June 30,           Ended June 30,
                                                      1996        1995        1996         1995
                                                   ----------  ----------  -----------  -----------

Primary:
 Average shares outstanding                         6,751,925   6,701,579   6,762,913    5,197,147
 Add common shares issued upon conversion of
   Series A Redeemable Preferred Stock                     --          --          --      423,724
 Net effect of dilutive stock options                 712,613   1,124,503     772,920    1,071,886
                                                   ----------  ----------  -----------  -----------

 Total                                              7,464,538   7,826,082   7,535,833    6,692,757
                                                   ==========  ==========  ===========  ===========

 Net income (loss)                                 $       86  $      862  $      (62)  $    1,156
 Deduct dividends on Series B, C, and D
   Redeemable Preferred Stock                              --          --          --          (31)
                                                   ----------  ----------  -----------  -----------

 Adjusted net income (loss)                        $       86  $      862  $      (62)  $    1,125
                                                   ==========  ==========  ===========  ===========

 Per share amount                                  $     0.01  $     0.11  $    (0.01)  $     0.17
                                                   ==========  ==========  ===========  ===========

Fully diluted:
 Average shares outstanding                         6,751,925   6,701,579   6,762,913    5,197,147
 Add common shares issued upon conversion of
   Series A, B, and C Redeemable Preferred Stock           --          --          --      914,428
 Net effect of dilutive stock options                 712,613   1,179,544     772,920    1,179,544
                                                   ----------  ----------  -----------  -----------

 Total                                              7,464,538   7,881,123   7,535,833    7,291,119
                                                   ==========  ==========  ===========  ===========

 Net income (loss)                                 $       86  $      862  $      (62)  $    1,156
 Deduct dividends on Series D
   Redeemable Preferred Stock                              --          --           -           (8)
                                                   ----------  ----------  -----------  -----------

 Adjusted net income (loss)                        $       86  $      862  $      (62)  $    1,148
                                                   ==========  ==========  ===========  ===========

 Per share amount                                  $     0.01  $     0.11  $    (0.01)  $     0.16
                                                   ==========  ==========  ===========  ===========
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